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                                                                     EXHIBIT 4.1

                            APPLIED LEARNING LIMITED
                                ACN 009 567 916

                                  RULES OF THE
                            APPLIED LEARNING LIMITED
                        1996 EXECUTIVE SHARE OPTION PLAN



                                 MINTER ELLISON
                                    Lawyers
                            Minter Ellison Building
                                44 Martin Place
                                SYDNEY NSW 2000
                                 DX 117 SYDNEY
                            Telephone (02) 9210 4444
                            Facsimile (02) 9235 2711
                           Reference LRB:SJW:10470207
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                            APPLIED LEARNING LIMITED
                                ACN 009 567 916

                                  RULES OF THE
           APPLIED LEARNING LIMITED 1996 EXECUTIVE SHARE OPTION PLAN


1.     DEFINITIONS
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     In these Rules, unless the contrary intention appears:

     "ADDITIONAL CONDITION" means a condition precedent to the exercise of an Option determined by the Board pursuant to Rule 2.2.

     "ASX" means the Australian Stock Exchange Limited.

     "BOARD" means all or some of the directors of the Company acting as a Board, and includes a committee of the Board of Directors.

     "BUSINESS DAY" means Monday to Friday inclusive, except New Year's Day, Good Friday, Easter Monday, Christmas Day, Boxing Day and any other day that ASX declares is not a business day.

     "COMPANY" means Applied Learning Limited (ACN 009 567 916).

     "EXECUTIVE" means a person in the employment of a company in the Group, who is concerned, or takes part, in the management of a company in the Group.

     "GROUP" means the Company and its related bodies corporate (as defined in the Corporations Law).

     "LISTING RULES" means the official listing Rules of ASX.

     "MARKET VALUE OF A SHARE" means the weighted average market price, as determined by the Board, of all Shares sold on ASX on the five trading days immediately preceding the date the market value is to be determined.

     "NOMINATOR" means, in relation to a person or a body corporate of the nature referred to in RULE 2.1(B), the relevant Executive.

     "OPTION" means an option granted under the Plan to subscribe for Shares.

     "PARTICIPANT" means a person who, or a company which, holds an Option granted under the

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Plan.

     "PLAN" means this Applied Learning Limited 1996 Executive Share Option
Plan.

     "RETIREMENT" in relation to a Participant means retirement by the Participant from employment of any company in the Group at age 60 or over.

     "SHARE" means a fully paid ordinary share of $0.50 in the capital of the Company.

2.   GRANT OF OPTIONS


     2.1. Subject to RULE 3 and the Listing Rules the Board may, at its discretion and at any time, grant any number of Options to:


          (a)  an Executive; or

          (b) a body corporate in which an Executive has a controlling interest (including any interest that gives control).

     2.2. The Board may, when granting an Option, determine an additional condition precedent that must be satisfied before the Option can be exercised, including a condition that the Market Value of a Share must be in excess of a certain price.

     2.3. Options must be granted on the terms of this Plan and each Participant will be taken to have agreed to be bound by the terms of this Plan on the grant of Options to that Participant.


3.   MAXIMUM NUMBER OF OPTIONS


     Not more than 1,000,000 Options may be granted under this Plan.

4.   ENTITLEMENT


     4.1. Each Option entitles the holder to subscribe for and be allotted one Share, credited as fully paid, at the exercise price per Share of $0.50.


     4.2. Subject to these Rules, the Company must allot Shares on exercise of an Option in accordance with the Listing Rules.


     4.3. Shares issued on the exercise of Options will, subject to the Memorandum and Articles of Association of the Company, rank equally in all respects (including rights relating to dividends) with all existing issued Shares from the date of issue.


5.   EXERCISE OF OPTIONS


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     5.1. An Option is exercisable by the Participant lodging with the company secretary of the Company:


          (a) a notice of exercise of Option in the form set out in the Schedule;

          (b) a cheque for the exercise price for each Share to be issued on exercise of the Option; and

          (c)  the relevant Option certificate.

     5.2. Each time a Participant exercises Options, the Participant must exercise Options in multiples of 1,000 if not all of the Participant's Options are being exercised.


     5.3. A Participant may:


          (a) exercise some or all options granted to that Participant at any time:

                     (i)   after 31 December 1996; and

                     (ii)  on or before 31 December 1998,

               provided the Participant or the Participant's Nominator is then an Executive and any Additional Condition has been satisfied;

          (b) exercise some or all Options granted to that Participant, within 30 days, or such longer period as the Board determines, after:

                     (i)   the Participant or the Participant's
Nominator ceases to be employed by any company in the Group;

                     (ii)  the employer of the Participant or the
Participant's Nominator ceases to be a company in the Group; or

                     (iii) receipt by the Participant of notice from the
Board that the Options may be exercised, which notice will be given if the Company has been served with a Part A statement or Part C statement under the Corporations Law.
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     5.4. The Board may determine that Options may not be exercised on a particular day or days ("CLOSED DAYS") and any notice of exercise of Option will be taken to be a notice requiring allotment on the next day to occur which is not a closed day.


     5.5. Options not exercised will lapse on the first to occur of


          (a)   31 December 1998;

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          (b)  the expiry of 30 days, or any longer period which the Board determines, after:

                  (i) the Participant or the Participant's Nominator ceases to be employed by any company in the Group; or

                  (ii) the employer of the Participant or the Participant's Nominator cease to be a company in the Group;

          (c)  a determination of the Board that:

                  (i) the Participant or the Participant's Nominator has acted fraudulently, dishonestly or in breach of the obligations of the Participant or the Participant's Nominator to the Company or any company in the Group; and

                  (ii) the Option is to be forfeited.

     5.6. Within 10 Business Days of the receipt by the company secretary of an application for the exercise of Options in accordance with RULE 5.1, the Company must issue and allot to the Participant the number of Shares specified in the application.


     5.7. 4


     5.8. If a Participant exercises less than the total number of the Participant's Options then, as soon as practicable after the participant lodges an option certificate with the company secretary in accordance with RULE 5.1(c) ("OLD CERTIFICATE"), the company must:


          (a)  cancel the Old Certificate; and

          (b) issue to the Participant a new option certificate in respect of any unexercised Options of the Participant which were previously the subject of the Old Certificate.

6.   TRANSFER


     Options may not be transferred except with the prior written consent of the Board.

7.   QUOTATION OF SHARES


     7.1. The Company will make application to ASX for official quotation of Shares issued on the exercise of Options within 10 Business Days after the date of final allotment, if other Shares are listed at that time.


     7.2. Options will not be quoted on ASX.

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8.   PARTICIPATION IN NEW ISSUES (INCLUDING RIGHTS ISSUES)


     8.1. A Participant may not participate in new issues of securities to holders of Shares (including offers for cash of Shares pro rata to holders of Shares) unless:


               (a)  the Option has been exercised; and

               (b) the Shares have been allotted in respect of the Option,

before the books closing date for determining entitlements to the issue. no adjustment will be made in the exercise price per Share of each Option, or the number of Shares to which a Participant is entitled on the exercise of an Option, as a result of any new issue.

     8.2. The Company must give notice to Participants of any new issue not less than 10 Business Days before the books closing date for determining entitlements to the issue in accordance with the Listing Rules.


9.   BONUS ISSUE


     If the Company makes a bonus issue of Shares or other securities convertible into Shares pro rata to holders of Shares (other than an issue in lieu of dividends or by way of dividend reinvestment pursuant to any shareholder election), the number of Shares issued on exercise of each Option will include the number of bonus shares that would have been issued if the Option had been exercised prior to the books closing date for the bonus issue. No change will be made to the exercise price per Share of the Option.

10.  RECONSTRUCTION

     In the event of a reconstruction (including consolidation, subdivision, reduction or return) of the issued capital of the Company, the number of Options or the exercise price per Share of Options or both shall be reconstructed (as appropriate) in accordance with LISTING RULE 7.22, but in all other respects the terms for the exercise of Options shall remain unchanged.

11.  NOTICES


     Notices may be given by the Company to the Participant in the manner prescribed by the articles of association of the Company for the giving of notices to members of the Company and the relevant provisions of the articles of association of the Company apply with all necessary modification to notices to Participants.

12.  RIGHT TO ACCOUNTS

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     Participants will be sent all reports and accounts required to be laid before members the Company in general meeting and all notices of general meetings of members but will not have any right to attend or vote at those meetings.

13.  OVERRIDING RESTRICTIONS ON GRANT AND EXERCISE


     Notwithstanding any Rule of this Plan or the terms of any Option, no Option may be granted or exercised if to do so would contravene the Corporations Law or
                                                             ----------------
the Listing Rules.

14.  ADMINISTRATION OF THE PLAN


     14.1. The Plan will be administered by the Board in accordance with these Rules. The Board may make regulations for the operation of the Plan which are consistent with these Rules.


     14.2. Any power or discretion which is conferred on the Board by these Rules may be exercised by the Board in the interests or for the benefit of the Company, and the Board is not, in exercising any such power or discretion, under any fiduciary or other obligation to any other person.


     14.3. The decision of the Board as to the interpretation, effect or application of these Rules will be final.


15.  AMENDMENT TO TERMS AND CONDITIONS


     15.1. Any amendment to these Rules shall be submitted to a meeting of members of the Company for approval by special resolution in accordance with the Listing Rules.

     15.2. No amendment which prejudices the rights of any Participant in respect of Options granted and outstanding under the Plan shall be operative unless the consent in writing of such Participant or a majority in number of such Participants, being a majority which together hold three-quarters of the total number of the outstanding Options held by all such Participants, is obtained.


16.  RIGHT OF PARTICIPANTS


     Neither the grant of Options nor anything in these Rules:

          (a) confers on any Participant or any Participant's Nominator the right to continue as an employee of the Company or any company in the Group;

          (b) affects any rights which the Company or a company in the Group may have to terminate the employment of any Participant; or

          (c) may be used to increase damages in any action brought against the Company or a company in the Group in respect of any termination of the employment of any Participant.

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17.   INTERPRETATION


     In these Rules except where the context otherwise requires:

          (a) the singular includes the plural and vice versa and words importing a gender include other genders;

          (b) where a word or phrase is given a definite meaning in these Rules, any part of speech or other grammatical form in respect of that word or phrase have a corresponding meaning;

          (c) the word person includes a firm, a body corporate, an unincorporated association or an authority;

          (d) a reference to a person includes a reference to the persons executors, administrators, successors, substitutes and assigns; and

          (e) headings are for convenience only and do not affect construction or interpretation.

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                                    SCHEDULE

           APPLICATION FOR ALLOTMENT OF SHARES ON EXERCISE OF OPTIONS



                                                                          [Date]

The Directors
Applied Learning Limited
71 Epping Road
North Ryde
NSW 2113



                              of

hereby exercises the options granted on    19  to apply for      /1/
fully paid ordinary shares of $0.50 each in the capital of Applied Learning
Limited. A cheque for $     , representing $0.50 per ordinary share applied
for, is enclosed.

                requests you to allot the above number of shares to [him/her/it] and agrees to accept such shares upon and subject to the terms and conditions set out in the Memorandum and Articles of Association of Applied Learning Limited.

           authorises you to enter (his/her/its] name on the register of members in respect of the shares allotted to [him//her/it].



Signed





Name of Participant



______________________
       /1/    The number of shares must be a multiple of 1,000 if not all options are exercised.

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